SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                              Commission File Number   1-8147
                                                                     ----------

                           NOTIFICATION OF LATE FILING

(Check One):  |X| Form 10-K     |_| Form 11-K    |_| Form 20-F    |_| Form 10-Q

|_| Form N-SAR
         For Period Ended:  September 30, 1998
                            ---------------------------------------------------
|_| Transition Report on Form 10-K          |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F          |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

         For the Transition Period Ended: N/A
                                          -------------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
                                                        -----------------------

-------------------------------------------------------------------------------


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant MEDIQ Incorporated
                        -------------------------------------------------------
Former name if applicable
                          N/A
-------------------------------------------------------------------------------
Address of principal executive office (Street and number)
                                 One MEDIQ Plaza
-------------------------------------------------------------------------------
City, state and zip code Pennsauken, New Jersey 08110
                         ------------------------------------------------------


                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |   (a)  The reasons described in reasonable detail in Part III of this
     |        form could not be eliminated without unreasonable effort or
     |        expense;
     |   (b)  The subject annual report, semi-annual report, transition report
/X/  |        on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
     |        be filed on or before the 15th calendar day following the
     |        prescribed due date; or the subject quarterly report or
     |        transition report on Form 10-Q, or portion thereof will be filed
     |        on or before the fifth calendar day following the prescribed due
     |        date; and
     |   (c)  The accountant's statement or other exhibit required by Rule
     |        12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         MEDIQ Incorporated (the "Registrant") is unable to file its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 within the prescribed time period without unreasonable effort or expense due to unforeseen delays in the collection and review of information and documents.

         The Registrant anticipates that the financial statements to be filed as a part of the Annual Report on Form 10-K will reflect the financial results that were contained in a news release on November 30, 1998.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

   Jay M. Kaplan, Chief Financial Officer     (609)              662-3200
-------------------------------------------------------------------------------
                   (Name)                   (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               |X| Yes   |_| No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               |_| Yes   |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               MEDIQ Incorporated
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 1998                By /s/ Jay M. Kaplan
      -----------------                   -------------------------------------
                                          Jay M. Kaplan
                                          Senior Vice President-Finance,
                                          Treasurer and Chief Financial Officer

                  Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).